INDEPENDENT AUDITORS' CONSENT







THE BOARD OF DIRECTORS
KESTREL ENERGY, INC.:


We consent to the incorporation by reference in the registration statement (No. 33-63171) on Form S-8 and registration statement (No. 33-89716) on Form S-3 of Kestrel Energy, Inc. our report dated September 13, 1996, relating to the consolidated balance sheets of Kestrel Energy, Inc. and subsidiaries as of June 30, 1996 and 1995, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended June 30, 1996, which report appears in the June 30, 1996 Annual Report on Form 10-K of Kestrel Energy, Inc.



                                   /s/KPMG Peat Marwick LLP
                                   KPMG Peat Marwick LLP


Denver, Colorado
September 23, 1996